Exhibit 99.1

Hawthorn Bancshares Announces Second Quarter Earnings

Jefferson City, Mo. — August 14, 2013 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the second quarter ended June 30, 2013.

Net income for the quarter was $1.8 million, compared to $0.7 million for the second quarter of 2012. The Company earned $0.30 per diluted common share for the three months ended June 30, 2013, versus $0.01 for the second quarter of 2012 after deducting accrued dividends and normal and accelerated discount accretion totaling $0.3 million for the three months ended June 30, 2013, and $0.7 million for the three months ended June 30, 2012, respectively, on preferred stock issued to the U.S. Treasury under the Capital Purchase Program.

For the quarter, the annualized return on average common equity was 8.13% and the annualized return on average assets was 0.62% compared with 0.26% and 0.25%, respectively, for the same period in 2012.

On a year to date basis, the Company generated net income of $1.7 million, compared to $2.2 million for 2012. After deducting accrued dividends and accretion on preferred stock issued to the U.S. Treasury, income available to common shareholders was $1.1 million for 2013 compared to $1.0 million for 2012. On a diluted earnings per common share basis, the Company generated $0.21 for the six months ended June 30, 2013 compared to $0.20 per common share for the same period in 2012.

Net Interest Income
Net interest income for the quarter ended June 30, 2013 decreased 3.5% to $9.8 million from $10.2 million for the same period in 2012. The decrease is largely attributed to a 3.66% net interest margin compared to 3.77% for the same three month period in 2012. With lower average loan balances and lower average rates, loan interest income decreased which resulted in a lower net interest margin for the quarter ending June 30, 2013.

Non-Interest Income and Expense
Non-interest income for the three months ended June 30, 2013 was $3.1 million compared to $2.4 million for the same period in 2012. The increase is primarily due to favorable fair value adjustments of mortgage servicing rights, higher gain on sale of mortgage loans driven by increased residential real estate refinancing activity and gains realized on the sale of investment securities. Investment security gains were the result of selling numerous older small holdings and purchasing a few large current issues without significantly changing the size or duration of the bond portfolio. Non-interest expense for the three months ended June 30, 2013 was $9.3 million compared to $10.1 million for second quarter 2012. The positive variance is largely attributed to selling other real estate owned at a gain representing a partial recovery and a decrease in processing expenses compared to the prior year quarter.

Allowance for Loan Losses
The Company’s level of non-performing loans was 4.63% of total loans at June 30, 2013, down from 4.65% at year-end 2012. During the quarter ended June 30, 2013, the Company recognized net charge-offs of $0.2 million compared to $0.8 million for the second quarter of 2012. The Company provided $1.0 million to the allowance for loan losses for the second quarter of 2013, compared to $1.5 million for the second quarter of 2012. The allowance for loan losses at June 30, 2013 was $15.4 million, or 1.83% of outstanding loans and 39.5% of non-performing loans as of June 30, 2013. At December 31, 2012, the allowance for loan losses was $14.8 million, or 1.75% of outstanding loans and 37.7% of non-performing loans. The allowance for loan losses represents management’s best estimate of probable losses contained in the loan portfolio as of June 30, 2013.

Financial Condition
Comparing June 30, 2013 balances with December 31, 2012, total assets remained relatively unchanged at $1.2 billion. Continued soft loan demand resulted in loans, net of allowance for loan losses, declining 1.0% to $823.6 million. With low loan demand, the Company’s next highest yielding asset category, investment securities, increased 10.2% to $220.7 million. Cash and due from banks decreased 39.4% to $35.7 million. Total deposits decreased 0.5% to $986.0 million. During the same period, stockholders’ equity decreased 23.5% to $70.6 million or 6.1% of total assets. The decrease in stockholders’ equity for the period is due to the Company’s election to repay the remaining balance of its TARP obligation which was $18.3 million. The total risk based capital ratio of 14.89% and the leverage ratio of 8.18% at June 30, 2013, respectively, far exceed minimum regulatory requirements of 8.00% and 3.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
($000)

Balance sheet information:	June 30, 2013	December 31, 2012

Loans, net of allowance for loan losses	$823,632	$832,142
Investment securities	220,655	200,246
Total assets	1,165,536	1,181,606
Deposits	985,992	991,275
Total stockholders’ equity	70,596	92,220
	Three Months	Three Months
Statement of income information:	Ended June 30, 2013	Ended June 30, 2012

Total interest income	$11,592	$12,297
Total interest expense	1,777	2,125

Net interest income	9,815	10,172
Provision for loan losses	1,000	1,500
Noninterest income	3,088	2,443
Noninterest expense	9,281	10,098

Pre-tax income	2,622	1,017
Income taxes	810	277

Net income	1,812	740
Dividends & accretion on preferred stock issued to U.S. Treasury	320	692

Net income available to common shareholders	$1,492	$48

Earnings Per Common Share:
Basic:	$0.30	$0.01
Diluted:	$0.30	$0.01
	Six Months	Six Months
Statement of income information:	Ended June 30, 2013	Ended June 30, 2012

Total interest income	$23,137	$24,943
Total interest expense	3,593	3,956

Net interest income	19,544	20,987
Provision for loan losses	2,000	3,200
Noninterest income	6,096	4,413
Noninterest expense	21,216	19,578

Pre-tax income	2,424	2,622
Income taxes	748	431

Net income	1,676	2,191
Dividends & accretion on preferred stock issued to U.S. Treasury	615	1,181

Net income available to common shareholders	$1,061	$1,010

Earnings Per Common Share:
Basic:	$0.21	$0.20
Diluted:	$0.21	$0.20

FINANCIAL SUMMARY (Continued)
(unaudited)

Key financial ratios:	June 30, 2013	June 30, 2012

Return on average assets (YTD)	0.29%	0.37%
Return on average common equity (YTD)	2.88%	2.73%
	June 30, 2013	December 31, 2012

Allowance for loan losses to total loans	1.83%	1.75%
Nonperforming loans to total loans	4.63%	4.65%
Nonperforming assets to loans and foreclosed assets	6.63%	7.23%
Allowance for loan losses to nonperforming loans	39.53%	37.70%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee’s Summit, Liberty, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.